=================================================================





                 STOCK PURCHASE AGREEMENT


                          between


                 NEWS AMERICA INCORPORATED


                            and


                  CABLE AND WIRELESS PLC




                   Dated April 19, 1998







=================================================================

                     TABLE OF CONTENTS

                                                       Page

              ARTICLE I  SALE OF STOCK; CONSIDERATION


1.1.    Sale by C&W.......................................2
1.2.    Consideration for the Sale by C&W.................2

                      ARTICLE II  THE CLOSING


2.1.    Time and Place of Closing.........................3
2.2.    Deliveries by C&W.................................3
2.3.    Deliveries by Buyer...............................3

        ARTICLE III REPRESENTATIONS AND WARRANTIES OF C&W


3.1.    Organization......................................4
3.2.    Authority Relative to this Agreement and the
        Ancillary Agreements..............................4
3.3.    Title. ...........................................5
3.4.    Consents and Approvals; No Violation..............5
3.5.    Financial Statements; Undisclosed Liabilities.....6
3.6.    Absence of Certain Changes or Events..............7
3.7.    Legal Proceedings, etc............................9
3.8.    Fees and Commissions..............................9

        ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER

4.1.    Organization. ....................................9
4.2.    Authority Relative to this Agreement. ............9


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


4.3.    Consents and Approvals; No Violation.............10
4.4.    Fees and Commissions.............................10
4.5.    Investment Intent. ..............................10

                ARTICLE V  COVENANTS OF THE PARTIES

5.1.    Conduct of Business of Holdings..................11
5.2.    Expenses.........................................11
5.3.    Further Assurances...............................12
5.4.    Public Statements................................12
5.5.    Consents and Approvals...........................12
[5.6.   Transfer of Complus Enterprises Holding S.A......13
5.7.    HSR Act..........................................13
5.8     Supplements to Schedules.........................13

                  ARTICLE VI  CLOSING CONDITIONS

6.1.    Conditions to Each Party's Obligations to Effect
        the Transactions Contemplated Hereby.............14
6.2.    Conditions to Obligations of Buyer...............14
6.3.    Conditions to Obligations of C&W. ...............16

             ARTICLE VII TERMINATION AND ABANDONMENT


7.1.    Termination......................................17
7.2.    Procedure and Effect of Termination..............18

    ARTICLE VIII SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION


8.1.     Survival of Representations.....................18
8.2.    Limitations on C&W Representations and Warranties;


                                ii
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        Investigation....................................18
8.3.    C&W's Indemnification of Buyer...................19
8.4.    Buyer's Indemnification of C&W...................19
8.5.    Conditions of Indemnification....................20
8.6.    Cushion..........................................21
8.7.    Limitation of Liability..........................21
8.8.    Remedies Cumulative..............................21
8.9.    Assignment of Certain Representations, Warranties
        and In demnification Rights......................21

               ARTICLE IX.MISCELLANEOUS PROVISIONS

9.1.    Amendment and Modification. .....................22
9.2.    Waiver of Compliance; Consents...................22
9.3.    Notices..........................................22
9.4.    Assignment.......................................24
9.5.    Confidentiality..................................24
9.6.    Governing Law....................................25
9.7.    Counterparts.....................................25
9.8.    Interpretation...................................25
9.9.    Entire Agreement.................................25


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


                  STOCK PURCHASE AGREEMENT


            STOCK PURCHASE AGREEMENT (this "Agreement"), dated
April 19, 1998, by and between:

            News America Incorporated, a Delaware corporation
("Buyer"), with an address at 1211 Avenue of the Americas, New
York, New York 10036, and

           Cable and Wireless plc, a company registered under the laws of England under the number 238525 ("C&W"), with an address at 124 Theobalds Road, London WC1X 8RX.


                   W I T N E S S E T H:

           WHEREAS, (a) Navona Communications Corporation Ltd. (a direct wholly owned subsidiary of C&W), a corporation organized under the laws of Bermuda ("Navona"), owns (i) 10,055,739 shares of common stock, par value USD$.01 per share ("PLD Common Stock"), of PLD Telekom Inc., a corporation organized under the laws of Delaware ("PLD"), constituting as of April 16, 1998 approximately 30.17% of the presently issued and outstanding capital stock of PLD (the "PLD Shares"), and (ii) 12,000 shares of common stock, par value USD$1.00 per share, of PLD Holdings Ltd., a limited liability company organized under the laws of Bermuda ("Holdings"), constituting 100% of the issued and outstanding capital stock of Holdings (the "Holdings Shares"), which is the owner of eleven percent (11%) of the outstanding common equity interests in PeterStar Company Limited, a closed joint stock company organized under the laws of the Russian Federation ("PeterStar"); and (b) C&W owns a warrant dated June 28, 1995, confer ring on C&W the right to purchase PLD Common Stock, a copy of which is attached hereto as Exhibit A (the "PLD Warrant"; the PLD Warrant and the PLD Shares are collectively referred to herein as the "Pre-Exchange PLD Interest") and

           WHEREAS, C&W also owns 100 shares of common stock, par value 400 Netherlands Guilders per share, of CommStruct
International Byelorussia B.V., a closed limited liability company organized under the laws of The Netherlands ("CIBBV"), constituting 100% of the issued and outstanding capital stock of CIBBV (the "CIBBV Shares"); and

           WHEREAS, C&W and PLD are agreeing (the "CIBBV Exchange
Agreement"), substantially simultaneously with the execution and delivery of this

Agreement, on the terms and conditions upon which C&W will exchange the CIBBV Shares, together with certain indebtedness owed to C&W by CIBBV, with PLD for 500,000 newly issued shares of PLD Common Stock (the "CIBBV Exchange Shares"), which exchange will be completed prior to the consummation of the transactions contemplated by this Agreement; and

           WHEREAS, C&W desires to sell and transfer, or to cause the sale and transfer, to Buyer, and Buyer desires to purchase, the Pre-Exchange PLD Interest and the CIBBV Exchange Shares (collectively, the "PLD Interest") and the Holdings Shares, as more specifically provided herein;

           NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties, intending to be legally bound, hereby agree as follows:


                         ARTICLE I

                   SALE OF STOCK; CONSIDERATION

           I.1. Sale by C&W. Upon the terms and subject to the satisfaction of the conditions contained in this Agreement and the delivery to C&W of good title to the CIBBV Exchange Shares, C&W agrees to sell, assign, transfer and deliver to Buyer the CIBBV Exchange Shares and the PLD Warrant and to cause Navona to sell, assign, transfer and deliver the PLD Shares and the Holdings Shares to Buyer, and Buyer agrees to purchase and acquire, (a) all of the right, title and interest of C&W in and to the CIBBV Exchange Shares and the PLD Warrant and (b) all of the right, title and interest of Navona in and to the PLD Shares and the Holdings Shares.

           I.2. Consideration for the Sale by C&W. (a) On the Closing Date (as hereinafter defined) and upon the terms and subject to the satisfaction of the conditions contained in this Agreement, in consideration of the aforesaid sale, assignment, transfer and delivery of the PLD Interest and the Holdings Shares, Buyer will pay, or cause to be paid, to C&W or its written designee, by interbank transfer of immediately available funds an amount equal to Eighty Million United States dollars (USD$80,000,000) (the "Purchase Price").

                            ARTICLE II

                           THE CLOSING


           II.1. Time and Place of Closing. Subject to the terms and conditions of this Agreement, the consummation of the transaction contemplated hereby (the "Closing") shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 919 Third Avenue, New York, New York 10022 on the third business day after Buyer shall have delivered to C&W written notice that the conditions set forth in Section 6.2 hereof have been satisfied (the "Closing Date") or at such other time and place as shall be determined by mutual agreement of the parties.

           II.2. Deliveries by C&W. At the Closing, C&W will deliver or cause to be delivered the following to Buyer:

                (a) Stock certificates representing all of the PLD Shares and the Holdings Shares and the certificate or other instrument representing the PLD Warrant, each duly endorsed in blank or accompanied by duly executed instruments of transfer, together with any other documents that are necessary to transfer to Buyer good and marketable title to the PLD Shares, the PLD Warrant, the CIBBV Ex change Shares and the Holdings Shares, as the case may be;

                (b) the Officer's Certificate referred to in
Section 6.2(f) hereof;

                (c) the Opinion of Counsel referred to in Section
6.2(g) hereof; and

                (d) such other documents, instruments and writings as are required to be delivered by C&W at or prior to the Closing Date pursuant to this Agreement or otherwise reasonably required in connection herewith.

           II.3. Deliveries by Buyer. At the Closing, Buyer will deliver the following to C&W:

                (a) the Purchase Price by interbank transfer of immediately available funds;

                (b) the Officer's Certificate referred to in
Section 6.3(c) hereof;

                (c) the Opinion of Counsel referred to in Section
6.3(d) hereof; and

                (d) such other documents, instruments and writings as are required to be delivered by Buyer at or prior to the Closing Date pursuant to this Agreement or otherwise reasonably required in connection herewith.


                           ARTICLE III

              REPRESENTATIONS AND WARRANTIES OF C&W


           C&W represents and warrants to Buyer as follows:

           III.1. Organization. (a) C&W is a public limited company duly organized and validly existing under the laws of England and has all requisite power to enter into this Agreement and to dispose, or to cause Navona to dispose, of the PLD Shares and the Holdings Shares in accordance with this Agreement and to perform its obligations hereunder.

           (b) Navona is a corporation duly organized and validly existing under the laws of Bermuda and has all requisite power to dispose or cause the disposition of the PLD Shares and the Holdings Shares in accordance with this Agreement and to perform its obligations hereunder.

           III.2. Authority Relative to this Agreement and the Ancillary Agreements. C&W and Navona each has full corporate power and authority to execute, deliver and perform its obligations under this Agreement and the CIBBV Exchange Agreement and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the CIBBV Exchange Agreement and the performance of its obligations hereunder and thereunder have been duly and validly authorized by C&W and Navona, and no other corporate proceedings on the part of C&W or Navona are necessary to authorize this Agreement or the performance of its obligations hereunder and thereunder. This Agreement and the CIBBV Exchange Agreement have each been duly and validly executed and delivered by C&W, and, assuming that this Agreement and the CIBBV Exchange Agreement each constitutes a valid and binding agreement of Buyer and each other party thereto, constitutes a valid and binding agreement of C&W, enforceable against C&W in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally or general principles of equity.

           III.3. Title. C&W indirectly through Navona owns the Pre-Exchange PLD Interest and the Holdings Shares and will, upon the completion of the sale and exchange transactions under the CIBBV Exchange Agreement, own the


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CIBBV Exchange Shares, in each case free and clear of all
pledges, security interests, liens, charges, encumbrances, claims, options or limitations affecting its ability to vote such shares or to transfer such shares to Buyer or to exercise any other rights appurtenant thereto. Except (a) for the PLD Interest and the Holdings Shares that are the subject of this Agreement and (b) such agreements, contracts, instruments, arrangements or understandings to which PLD or any of its direct or indirect subsidiaries, but not C&W or Navona, is a party, neither C&W nor any of its direct or indirect subsidiaries owns any shares or other equity interests in, or is a party to any agreement, contract, instrument, arrangement or understanding enabling a party upon notice, exercise or conversion to acquire shares or other equity interests in, PLD or Holdings. Except as set forth in Schedule 3.3, Holdings does not own any material assets other than its equity interest in PeterStar and does not have any material liabilities (for purposes of this sentence, assets or liabilities individually or in the aggregate exceeding US$500,000 shall be deemed "material"). At the Closing, Buyer will acquire good title to the PLD Interest and the Holdings Shares, free and clear of all pledges, security interests, liens, charges, encumbrances, claims, options or limitations of any nature whatsoever. At or prior to the Closing Date all agree ments between Holdings on the one part and any direct or indirect parent of Holdings on the other part shall have been terminated without any residual liability on the part of Holdings thereunder. Except for this Agreement and the CIBBV Exchange Agreement and their respective obligations thereunder, neither C&W nor Navona has entered into any subscription, option, warrant, call, right, agreement or under standing for the sale, delivery, assignment or transfer by C&W or Navona of the PLD Interest, the Holdings Shares or the interest held by Holdings directly in PeterStar.

           III.4. Consents and Approvals; No Violation.

                (a) Except as set forth in Schedule 3.4, neither the execution and delivery of this Agreement and the CIBBV Exchange Agreement by C&W, nor the sale by C&W or Navona of the PLD Interest or the Holdings Shares pursuant to this Agreement, will (i) conflict with or result in any breach of any provision of the Articles of Incorporation or Bylaws, or similar charter documents, of C&W, Navona or Holdings, (ii) other than as may be required as a result of the identity of Buyer or any of Buyer's successors or assigns, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority to be made or obtained by C&W, Navona or Holdings, (iii) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which C&W, Navona or Holdings or by which C&W, Navona or Holdings or any of their respective assets (except that no representation or warranty is made as to any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which PLD, PeterStar or Belcel, but not C&W, Navona or Holdings, is a party or by which PLD, PeterStar or Belcel, but not C&W, Navona or Holdings, are bound) may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to C&W, Navona or Holdings or any of their respective assets (except that no representation or warranty is made as to any order, writ, injunction, decree, statute, rule or regulation applicable to PLD, PeterStar or Belcel, but not C&W, Navona or Holdings).

                (b) Except as set forth in Schedule 3.4 and except for the filings by Buyer and PLD required by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), it is not necessary for C&W or Navona to make any declaration, filing or registration with, or to give notice to, or to receive the authorization, consent or approval of, any governmental or regulatory body or authority for the consummation by C&W and Navona of the transactions contemplated hereby.

           III.5.  Financial Statements; Undisclosed Liabilities;
Certain Tax Matters.

                (a) C&W has previously furnished to Buyer copies of Hold ings' audited (i) balance sheets as of December 31, 1997 and (ii) related audited statements of income and retained earnings and changes in financial position of Holdings for the fiscal year then ended, together with the report thereon of KPMG Audit plc, independent auditors (subject, in the case of the final signature on such audit and report, to the information set forth in Schedule 3.5). To the Knowledge of C&W (as the term "Knowledge" is defined in Section 8.3 hereof), such financial reports present fairly the financial information purported to be set forth therein as of the dates, or for the periods, described therein, all in conformity with the accounting principles described therein.

                (b) Except as set forth in Schedule 3.5, to the Knowledge of C&W, as of the date of the Holdings balance sheet referred to in Section 3.5(a)(i) hereof, Holdings has no material liability or obligation, secured or unsecured (whether absolute, accrued, contingent or otherwise, and whether due or to become due), of a nature required by generally accepted accounting principles to be reflected in a corporate balance sheet or disclosed in the notes thereto, which is not accrued or reserved against in the financial reports referred to in Section 3.5(a) hereof or disclosed in the notes thereto in accordance with generally accepted accounting principles.

           III.6. Absence of Certain Changes or Events. Except as set forth in Schedule 3.6, since the date of the financial reports referred to in Section 3.5(a) hereof, to the Knowledge of C&W there has not been:

                (a) any material adverse change in the business, prospects, operations, properties, assets, liabilities, competition, earnings, or condition (finan cial or otherwise), of Holdings or any failure by Holdings to pay its debts when due;

                (b) any event or condition of any character which, either individually or in the aggregate, might reasonably be expected to have a material adverse effect on the business, prospects, operations, properties, assets, liabilities, competition, earnings or condition (financial or otherwise), of Holdings;

                (c) any damage, destruction or loss (regardless of whether covered by insurance) that might reasonably be expected to have a material adverse effect on the business, prospects, operation, properties, assets, liabilities, competi tion, earnings, or condition (financial or otherwise), of Holdings;

                (d) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock, property, or any combination of the foregoing) with respect to the capital stock of Holdings except as specifically provided for in this Agreement;

                (e) any increase in the compensation paid, payable or to become payable by Holdings to its officers, directors or employees (other than increases for employees in the ordinary course of business and consistent with past practice), any hiring of new officers, directors or employees (other than hiring of new employees in the ordinary course of business consistent with past practice) or any increase in any bonus, insurance, pension or other employee benefit plan, payments or arrangement (including loans) made to, for or with any officers, directors, or employees (other than increases for employees in the ordinary course of business and consistent with past practice or other increases pursuant to written employee benefit plans);

                (f) any entry into, material amendment of, or termination of, any material agreement, material commitment or material transaction by Holdings, including, without limitation, any (i) merger, consolidation, share exchange, acquisi tion or disposition of assets or stock or any financing transaction or capital expendi ture, (ii) indenture, mortgage, note, agreement or other instrument relating to the borrowing of money (other than intercompany accounts), (iii) partnership or joint venture agreement, (iv) material license agreement relating to intellectual property (other than off-the-shelf software licenses), or (v) agreement to amend its charter or other organizational documents or any other document, contract, agreement, arrange ment, undertaking or instrument relating to any of the foregoing;

                (g) any entry into, material change to the terms or conditions of or termination of, any license, permit franchise, governmental approval or decree pursuant to which Holdings provides telephony, data transmission or other telecom munications services of any kind or character;

                (h) any notes or accounts receivable or portions of notes or accounts receivable written off by Holdings as uncollectible, other than in the ordinary course of business and consistent with past practice;

                (i) any material obligation or material liability paid (whether absolute, accrued, contingent or otherwise), or any lien or encumbrance in connec tion therewith discharged, by Holdings, other than (i) in the ordinary course of business and consistent with past practice, or (ii) current liabilities shown on the financial reports referred to in Section 3.5(a) hereof and current liabilities incurred since their date;

                (j) any mortgage, pledge or security interest, lien or encum brance created in or with respect to any property or assets, real, personal or mixed, tangible or intangible, of Holdings;

                (k) except as specifically provided for in this Agreement, any sale, assignment, transfer, lease, dividend, distribution or other disposition of any property or assets by Holdings other than in the ordinary course of business; or

                (l) any agreement, understanding or undertaking to do any of the foregoing by Holdings;

provided, that the representations and warranties set forth in this Section 3.6 with respect to the business, operations, properties, assets, liabilities, competition, earnings, or condition (financial or otherwise) of Holdings shall not be deemed to be representations or warranties as to the business, operations, properties, assets, liabilities, competition, earnings, or condition (financial or otherwise) of PLD or PeterStar and for the avoidance of doubt, the occurrence of any of the matters referred to in (a) through (l) above in relation to PeterStar shall not be a breach of the representations and warranties relating to Holdings set forth in (a) through (l) above.

           III.7. Legal Proceedings, etc. Except as set forth in
Schedule 3.7, to the Knowledge of C&W, there are no claims, actions, or proceedings pending or investigation pending or threatened against or relating to Holdings before any court, governmental or regulatory authority or body acting in an adjudicative capacity. Except as set forth in Schedule 3.7, to the knowledge of C&W, Holdings is not subject to any outstanding judgment, rule, order, writ, injunction or decree of any court, governmental or regulatory authority.

           III.8. Fees and Commissions. Except as previously disclosed by C&W to Buyer in writing, no broker, finder or other person is entitled to any brokerage fees, commissions or finder's fees in connection with the transaction contemplated hereby by reason of any action taken by C&W. C&W hereby covenants that it will pay to Buyer or otherwise discharge, and will indemnify and hold Buyer harmless from and against, any and all claims or liabilities for all brokerage fees, commissions and finder's fees (other than as described above) incurred by reason of any action taken by C&W.


                        ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF BUYER


           Buyer represents and warrants to C&W as follows:

           IV.1. Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has heretofore delivered to C&W complete and correct copies of its Certificate of Incorporation and By-Laws as currently in effect.

           IV.2. Authority Relative to this Agreement and the Buyer Ancillary Agreements. Buyer has full power and authority to execute, deliver and perform all obligations under this Agreement, the Asset Exchange Agreement referred to in Section
8.8 hereof and the Director Nomination Agreement referred to in
Section 6.2(e) hereof (collectively, the "Buyer Ancillary Agreements") and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Buyer Ancillary Agreements and the performance of its obliga tions hereunder and thereunder have been duly and validly authorized by Buyer, and no other proceedings on the part of Buyer are necessary to authorize this Agreement or the Buyer Ancillary Agreements or to perform its obligations hereunder or thereunder. This Agreement and the Buyer Ancillary Agreements (in the case of the Buyer Ancillary Agreements, in the form delivered to C&W on the date hereof) have been duly and validly executed and delivered by Buyer, and assuming that this Agreement and each such Buyer Ancillary Agreement to which it is a party consti-tutes a valid and binding agreement of C&W or the relevant party to the Buyer Ancillary Agreements, constitutes a valid and binding agreement of Buyer, enforce able against Buyer in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally or general principles of equity.

           IV.3. Consents and Approvals; No Violation. (a) Except as set forth in Schedule 4.3, neither the execution and delivery of this Agreement nor the Buyer Ancillary Agreements by Buyer nor the purchase by the Buyer or its permitted designee or assignee as provided in Section 9.4 hereof of the PLD Interest and the Holdings Shares pursuant to this Agreement, or the performance of the Buyer Ancillary Agreements, will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or By-Laws of Buyer, (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, or
(iii) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, agreement, lease or other instrument or obligation to which Buyer or any of its subsidiaries are a party or by which any of their respective assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained.

                (b) Except for the filings by Buyer or its permitted designee or assignee as provided in Section 9.4 hereof and PLD required by Title II of the HSR Act, no declaration, filing or registration with, or notice to, or authorization, consent or approval of any governmental or regulatory body or authority is necessary for the consummation by Buyer of the transactions contemplated hereby.

           IV.4. Fees and Commissions. No broker, finder or other person is entitled to any brokerage fees, commissions or finder's fees in connection with the transaction contemplated hereby by reason of any action taken by Buyer. Buyer hereby covenants that it will pay to C&W or otherwise discharge, and will indemnify and hold C&W harmless from and against, any and all claims or liabilities for all brokerage fees, commissions and finder's fees incurred by reason of any action taken by Buyer.

           IV.5. Investment Intent. Buyer is purchasing the PLD
Interest for its own account and not with a view towards the public sale or distribution thereof in violation of the Securities Act.

                            ARTICLE V

                     COVENANTS OF THE PARTIES


           V.1. Conduct of Business of Holdings. Except as described in Schedule 5.1, during the period from the date of this Agreement to the Closing Date, C&W covenants that Holdings will conduct its business and operations according to its ordinary and usual course of business consistent with past practice. Without limiting the generality of the foregoing, and, except as contemplated in this Agreement or as described in
Schedule 5.1, prior to the Closing Date, without the prior written consent of Buyer, C&W will not permit Holdings to:

                (a) (i) create, incur or assume any amount of indebtedness for money borrowed, other than in the ordinary course of business, or (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except in the ordinary course of business; provided, Holdings may endorse negotiable instruments in the ordinary course of business;

                (b) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem or otherwise acquire any shares of its capital stock;

                (c) enter into any agreement, commitment or transaction (including without limitation any borrowing, capital expenditure or capital financing), except agreements, commitments or transactions in the ordinary course of business or as contemplated herein; or

                (d) enter into any contract, agreement,
commitment or arrangement, whether written or oral, with respect to any of the transactions set forth in the foregoing paragraphs
(a) through (c).

           V.2. Expenses. Whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such costs and expenses.

           V.3. Further Assurances. Subject to the terms and conditions of this Agreement, each of the parties hereto will use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the sale, assignment, transfer and delivery by C&W or Navona to Buyer or PLD of the PLD Interest and the Holdings Shares and the interests in PLD and PeterStar represented thereby, pursuant to this Agreement. From time to time after the date hereof, without further consideration, C&W and Navona will, at their own expense, execute and deliver such documents to Buyer or PLD as Buyer or PLD may reasonably request in order more effectively to vest in Buyer or PLD, as the case may be, good title to the PLD Interest and the Holdings Shares. From time to time after the date hereof, without further consideration, Buyer will, at its own expense, execute and deliver such documents to C&W or PLD as C&W or PLD may reasonably request in order more effectively to consummate the sale, assignment, transfer and delivery of the PLD Interest and the Holdings Shares pursuant to this Agreement.

           V.4. Public Statements. The parties shall consult with each other prior to issuing any public announcement, statement or other disclosure with respect to this Agreement or the transactions contemplated hereby and shall not issue any such public announcement, statement or other disclosure prior to such consultation. Notwithstanding the foregoing, the parties may make public announcements, statements or other disclosures with respect to this Agreement and the transactions contemplated hereby without such consultation to the extent and under the circumstances in which the parties are legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process, or by order of a court or tribunal of competent jurisdiction) to do so, or in order to comply with applicable rules or requirements of any stock exchange, government department or agency or other regulatory authority, or as required by any securities law or regulation or other legal requirement, in any such case in circumstances where such consultation would not be practicable.

           V.5. Consents and Approvals.

                (a) C&W and Buyer shall (in the case of C&W, in relation to the consents and approvals set forth in Schedule 3.4 and any other consents and approvals required to be obtained by C&W and, in the case of Buyer, in relation to the consents and approvals set forth in Schedule 4.3 and any other consents and approvals required to be obtained by Buyer) (i) promptly prepare and file all necessary documentation, (ii) effect all necessary applications, notices, petitions and filings and execute all agreements and documents, (iii) use all reasonable efforts to obtain all necessary permits, consents, approvals and authorizations of all govern mental bodies (including, in the case of Buyer, Buyer's and PLD's obligations to file with the United States Federal Trade Commission and the United States Department of Justice any notifications required to be filed under the HSR Act and the rules and regulations promulgated thereunder with respect to the transactions contemplated hereby) and (iv) use all reasonable efforts to obtain all necessary permits, consents, approvals and authorizations necessary or advisable to consummate the transactions contemplated by this Agreement or required by the terms of any note, bond, mort gage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument to which, in the case of C&W, C&W, Holdings or Navona is a party or by which any of them are bound or, in the case of Buyer, Buyer or any of its subsidiaries are a party or by which any of them is bound. Each of Buyer and C&W will provide reasonable assistance to the other in order to obtain the consents and approvals referred to above. Each of C&W and Buyer shall have the right to review, and be consulted in advance to the extent practicable, as to all characteriza tions of the information relating to the transactions contemplated by this Agreement which appear in any filing made in connection with the transactions contemplated hereby. The parties hereto agree that they will consult with each other with respect to the obtaining of all such necessary permits, consents, approvals and authorizations of all third parties and governmental bodies.

                (b) The parties hereto shall consult with each other prior to proposing or entering into any stipulation or agreement with any foreign or United States governmental authority or agency or any third party in connection with any foreign or United States governmental consents and approvals legally required for the consummation of the transactions contemplated hereby and shall not propose or enter into any such stipulation or agreement without the other party's prior written consent, which consent shall not be unreasonably withheld.

           V.6. Transfer of Complus Enterprises Holding S.A. On, or prior to the Closing, C&W shall have taken all action necessary to ensure that Holdings does not, directly or indirectly, own any shares in Complus Enterprises Holding S.A. ("Complus"). Buyer acknowledges that substantially simultaneously with the transfer of the shares in Complus held by Holdings as contemplated by this Section 5.6, Holdings will (a) assign to the person to which such shares in Complus are transferred (the "Complus Transferee") all right title and interest Holdings has in the Share Sale and Purchase Agreement dated December 14, 1994 between Complus Holding S.A. and Holdings (the ADecember 1994 Agreement@), pursuant to which Holdings Purchased 688 shares in Complus; and (b) irrevocably undertake to exercise its power under Clause 4.3 of the Settlement Agreement (the "Settlement Agreement") dated May 30, 1997 between Complus, Complus Holding, S.A. and Holdings to direct that any amounts payable by Complus Holding, S.A. in respect of any indebtedness or other liabilities of or incurred by Complus shall be paid to the Complus Transferee or such other person as the Complus Transferee may direct. Notwithstanding the provisions of clauses (a) and (b) of the immediately preceding sentence, C&W undertakes that such assignment and undertaking will exclude the full benefit of (i) the tax indemnity set forth in Section 9 of the December 1994 Agreement (to the extent that any tax liability therein referred to is imposed on or otherwise becomes a liability of Holdings) and (ii) the indemnity in favor of Holdings provided in Section 4.3 of the Settlement Agreement.

           V.7. HSR Act. Buyer will promptly and in any event within 5 Business Days (as defined herein) after the date hereof make such filings as may be required to be made by it under the HSR Act in connection with the transactions contemplated hereby.

           V.8. Supplements to Schedules. C&W, on the one hand, and Buyer, on the other hand, shall have the right from time to time prior to the Closing to supplement or amend its Schedule with respect to any matter hereafter arising which if existing or known at the date of this Agreement would have been required to be set forth or described in such Schedule. Any such supplemental or amended disclosure shall be deemed to have cured any breach of any representation or warranty made in this Agreement for all purposes of this Agreement, except that notwithstanding the immediately preceding clause no such supplemental or amended disclosure shall be deemed to have cured any such breach made in this Agreement and to have been disclosed as of the date of this Agreement for purposes of determining whether or not the conditions set forth in Article VI hereof have been satisfied.

           V.9. Completion of Ancillary Agreements. Each party will use reasonable efforts to take or cause to be taken, all action, and do or cause to be done all things reasonably necessary or advisable to perform their respective obligations under, in the case of C&W, the CIBBV Exchange Agreement and, in the case of Buyer, the Buyer Ancillary Agreements, each in the form as executed on the date hereof.


                            ARTICLE VI

                        CLOSING CONDITIONS


           VI.1. Conditions to Each Party's Obligations to Effect the Transactions Contemplated Hereby. The respective obligations of each party to effect the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

                (a) The waiting period under the HSR Act applicable to the consummation of the transactions contemplated hereby shall have expired or been terminated;

                (b) No preliminary or permanent injunction or other order or decree by any federal, state, local or foreign court which prevents the consummation of the transactions contemplated hereby shall have been issued and remain in effect (each party agreeing to use its reasonable best efforts to have any such injunction, order or decree lifted) and no statute, rule or regulation shall have been enacted by any federal, state, local, or foreign government or governmental agency which prohibits the consummation of the transactions contemplated hereby;

                (c) The CIBBV Exchange Shares shall have been issued and delivered to C&W by PLD in accordance with the terms of the CIBBV Exchange Agreement; and

                (d) All foreign and United States federal, state and local government consents and approvals required for the consummation of the transac tions contemplated hereby (including, without limitation, the consent of the Bermuda Monetary Authority) shall have become Final Orders (a "Final Order" means a final order after all opportunities for rehearing are exhausted (whether or not any appeal thereof is pending)) and shall not be subject to terms and conditions.

           VI.2. Conditions to Obligations of Buyer. The obligation of Buyer to effect the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

                (a) There shall not have occurred and be continuing any event or events, either individually or in the aggregate, which would have a material and adverse effect on the property, business, operations, prospects or condition (financial or otherwise) of PLD or PeterStar;

                (b) C&W shall have performed and complied with in all material respects the covenants and agreements contained in this Agreement required to be performed and complied with by it at or prior to the Closing Date, and the representations and warranties of C&W set forth in this Agreement, giving effect to the amendment or supplement of any schedule pursuant to Section
5.8 hereof, shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date;

                (c) Buyer shall have received stock certificates representing all of the PLD Shares, the CIBBV Exchange Shares and the Holdings Shares and the certificate or other instrument representing the PLD Warrant, each duly endorsed in blank or accompanied by duly executed instruments of transfer, together with any other documents that are necessary to transfer to Buyer good and marketable title to the PLD Shares, the CIBBV Exchange Shares, the PLD Warrant and the Holdings Shares, as the case may be;

                (d) The conditions to closing under the Asset
Exchange Agreement (as defined in Section 8.8 hereof) annexed hereto as Schedule 6.2 shall have been satisfied or waived by Buyer;

                (e) Buyer and PLD shall have executed and delivered a Director Nomination Agreement dated April 19, 1998, containing terms and condi tions substantially as set forth in the draft thereof previously delivered by Buyer to C&W, and such agreement shall be in full force and effect;

                (f) Buyer shall have received a certificate from an authorized officer of C&W, dated the Closing Date, to the effect that to the officer's knowledge, the conditions set forth in Section 6.2 (b) have been satisfied; and

                (g) Buyer shall have received opinions from counsel to C&W, dated the Closing Date and satisfactory in form and substance to Buyer and its counsel,

           (A) substantially to the effect that:

                     (i) C&W is a corporation duly organized and validly existing under the laws of the jurisdiction of its organization and has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; and the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by requisite corporate action taken on the part of C&W;

                     (ii) this Agreement has been executed and delivered by C&W and is a valid and binding obligation of C&W, enforceable against it in accordance with its terms, except (A) that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights, and (B) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to certain equitable defenses and to the discretion of the court before which any proceeding therefore may be brought;

                     (iii) C&W, by reason of delivery of
certificates for or other instruments representing the PLD Shares in the name of Buyer, will cause Buyer to own such shares free and clear of any adverse claim (as defined in Article 8 of the Uniform Commercial Code as in effect in the State of New
York) as of the Closing date; and

                (B) in respect of Bermuda law, in relation to the Holdings Shares, an opinion customary for Bermuda counsel to give in relation to the legal title obtained by the person registered in the share register of a company incorporated in Bermuda

           Such opinions may expressly rely as to matters of fact upon certifi cates furnished by C&W and appropriate officers and directors of each of PLD, Holdings and PeterStar and by public officials.

                (h) Buyer shall have received a copy of a compliance certifi cate from the Registrar of Companies of Bermuda confirming that Holdings is not in default of any filing or fees due to be made to the Bermuda Government, dated as of a date within 5 Business Days prior to the Closing Date.

           VI.3. Conditions to Obligations of C&W. The obligations of C&W to effect the transaction contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

                (a) C&W shall have received the Purchase Price;

                (b) Buyer shall have performed and complied with in all material respects the covenants and agreements contained in this Agreement required to be performed and complied with by it at or prior to the Closing Date, and the representations and warranties of Buyer set forth in this Agreement, giving effect to the amendment or supplement of any schedule pursuant to Section
5.8 hereof, shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date;

                (c) C&W shall have received a certificate from an authorized officer of Buyer, dated the Closing Date, to the effect that to the officer's knowledge, the conditions set forth in Section 6.3(b) have been satisfied; and

                (d) C&W shall have received an opinion from Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to Buyer, dated the Closing Date and satisfactory in form and substance to C&W and its counsel, substantially to the effect that:

                     (i) Buyer is a corporation organized and in good standing under the laws of the State of Delaware and has the power and authority to execute and deliver this Agreement and to consummate the transactions contem plated hereby; and the execution and delivery of this Agreement and the consumma tion of the transactions contemplated hereby have been duly authorized by requisite action taken on the part of Buyer; and

                     (ii) this Agreement has been executed and delivered by Buyer and is a valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except (A) that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights, and (B) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to certain equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.

           As to any matter contained in such opinion which involves the laws of any jurisdiction other than the Federal laws of the United States or the laws of the State of New York, such counsel may rely upon opinions of counsel admitted in such other jurisdictions. Any opinions relied upon by such counsel as aforesaid shall be delivered together with the opinion of such counsel. Such opinion may expressly rely as to matters of fact upon certificates furnished by Buyer and appropriate officers and directors of Buyer and by public officials.


                           ARTICLE VII

                   TERMINATION AND ABANDONMENT

           VII.1.  Termination.

                (a) This Agreement may be terminated at any time prior to the Closing Date, by mutual written consent of Buyer and C&W.

                (b) This Agreement may be terminated by Buyer, on the one hand, or C&W, on the other hand, if the transactions contemplated hereby shall not have been consummated on or before June 30, 1998, provided, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any party whose failure to perform any of its covenants or obligations under this Agree ment has been the cause of or resulting in the failure of the transactions contemplated by this Agreement to occur on or prior to the aforesaid date.

                (c) This Agreement may be terminated by either Buyer, on the one hand, or C&W, on the other hand, if (i) any governmental or regulatory body, the consent of which is a condition to the obligations of C&W and Buyer to consummate the transactions contemplated hereby, shall have determined not to grant its consent and all appeals of such determination shall have been taken and have been unsuc cessful, or (ii) any court of competent jurisdiction shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such order, judgment or decree shall have become final and nonappealable.

                (d) This Agreement may be terminated by Buyer, on the one hand, or C&W, on the other hand, if there has been a material violation or breach of any agreement, representation or warranty contained in this Agreement which violation or breach has not been waived by the non-breaching party (it being agreed that the failure of Buyer to comply with its undertaking contained in Section 5.7 hereof shall be deemed a material breach of this Agreement).

           VII.2. Procedure and Effect of Termination. In the event of termination of this Agreement and abandonment of the transactions contemplated hereby by either or both of the parties pursuant to Section 7.1, written notice thereof shall forthwith be given by the terminating party to the other party and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto without prejudice to any claims of a party to this Agreement arising prior to the date of such termination in respect of any breach of any representation, warranty or agreement contained in this Agreement and provided that (a) the provisions of Sections 5.4 and Article IX (except for section 9.4) hereof shall survive such termination, and (b) that regardless of such termination the provisions of Article VIII hereof shall continue with respect to any such claims. If this Agreement is terminated as provided herein all filings, applications and other submissions made pursuant to this Agreement, to the extent practicable, shall be withdrawn from the agency or other person to which they were made.


                       ARTICLE VIII

       SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION


           VIII.1. Survival of Representations. The representations and warranties set forth in Articles III and IV of this Agreement (including in the schedules delivered pursuant thereto) shall survive the Closing until one (1) year after the Closing.

           VIII.2. Limitations on C&W Representations and Warranties; Investigation. C&W has not made in this agreement or otherwise, and nothing in this Agree ment shall be construed to be, a representation or warranty of any nature in relation to PLD, any of its subsidiaries or affiliates (including PeterStar), or Belcel, or the past, current or future property, business, operations, prospect or condition (financial or otherwise) of PLD, PeterStar or Belcel and Buyer confirms that it has not entered into this Agreement or performed its obligations under this Agreement in reliance on any such representation or warranty by C&W.

           VIII.3. C&W's Indemnification of Buyer. Subject to the conditions of this Article VIII, C&W hereby agrees that it shall indemnify, defend and hold harmless Buyer and any parent, subsidiary and affiliate of Buyer (collectively, the "Buyer Group") from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including, without limitation, interest, penalties and reasonable attorneys' fees and expenses (collectively, "Damages"), asserted against, resulting to, imposed upon or incurred by any of the Buyer Group, directly or indirectly, arising out of or resulting from a breach of any representation, warranty or agreement of C&W contained in or made pursuant to this Agreement or any facts or circumstances constituting such a breach (collectively, "Buyer's Indemnifiable Claims"); provided, however, that the indemnification obligation of C&W with respect to any breach of any of the representations or warranties made by C&W in this Agreement shall arise only in the event that C&W had knowledge of such breach on or before the Closing. For purposes of this Agreement, "Knowledge" of C&W shall mean the knowledge of Roger Mortimer, Joseph Lyon and John Macpherson (collectively, the "Designated Persons"). C&W represents and warrants that the Designated Persons are the only current management personnel of C&W or Holdings who have substantial executive, management, or financial responsibilities for Holdings who would be reasonably likely to be aware of facts or circumstances that could cause a representation or warranty made by C&W in this Agreement to be false in any material respect.

           VIII.4. Buyer's Indemnification of C&W. Subject to the conditions of this Article VIII, Buyer hereby agrees that it shall indemnify, defend and hold harmless C&W and any parent, subsidiary and affiliate of C&W (collectively, the "C&W Group") from and against all Damages asserted against, resulting to, imposed upon or incurred by any of the C&W Group, directly or indirectly, arising out of or resulting from a breach of any representation, warranty or agreement of Buyer contained in or made pursuant to this Agreement or any facts or circumstances constituting such a breach ("C&W

Indemnifiable Claims"; C&W's Indemnifiable Claims and Buyer's Indemnifiable Claims are collectively referred to herein as the "Indemnifiable Claims"); provided, however, that the indemnification obligation of Buyer with respect to any breach in any of the representations or warranties made by Buyer in this Agreement shall arise only in the event that Buyer had knowledge of such breach on or before the Closing.

           VIII.5. Conditions of Indemnification. The obligations and liabilities of C&W under Section 8.3 or Buyer under Section 8.4, respectively, with respect to Indemnifiable Claims resulting from the assertion of liability by third parties shall be subject to the following terms and conditions:

                (a) The member of the C&W Group or the Buyer
Group, as the case may be, asserting the existence of an Indemnifiable Claim (the "Indemnified Party") will give notice of any such Indemnifiable Claim to the party from whom Indemnification is sought (the "Indemnifying Party"), and the Indemnifying Party shall undertake the defense thereof by representation of their choosing, and will consult with the Indemnified Party concerning such defense during the course thereof.

                (b) In the event that the Indemnifying Party within a reason able time after notice of any Indemnifiable Claim, fails to defend, the Indemnified Party against which such Indemnifiable Claim has been asserted will (upon further notice to the Indemnifying Party) have the right to undertake the defense, compro mise or settlement of such Indemnifiable Claim on behalf of and for the account and risk of the Indemnifying Party.

                (c) Anything in this Section 8.5 to the contrary notwithstand ing, (i) if there is a reasonable probability that an Indemnifiable Claim may materi ally and adversely affect the Indemnified Party other than as a result of money damages or other money payments (for example, as a result of injunctive or other equitable relief), the Indemnified Party shall have the right to defend, compromise or settle such Indemnifiable Claim provided, that the Indemnifying Party shall not be bound by any determination, compromise or settlement of any such Indemnifiable Claim without its consent, which shall not unreasonably be withheld, and (ii) the Indemnifying Party shall not, without the Indemnified Party's written consent, settle or compromise any Indemnifiable Claim or consent to entry of any judgment in respect thereof unless (A) the Indemnifying Party delivers to the Indemnified Party in advance its written agreement satisfactory to the Indemnified Party which provides that amounts paid and incurred or to be incurred by the Indemnified Party in connec tion with such Indemnifiable Claim shall be repaid promptly by the Indemnifying Party to the Indemnified Party (subject to the limitations of this Article VIII), and (B) such settlement, compromise or consent includes as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a release from all liability in respect to such Indemnifiable Claim.

           VIII.6. Cushion. The provisions for indemnity contained in Section 8.3 and Section 8.4 hereof shall only be effective with respect to an Indemnifiable Claim (or, if more than one Indemnifiable Claim is asserted, with respect to all Indemnifiable Claims) to the extent the amount (or aggregate amount, in the case of more than one Indemnifiable Claim) of damages sustained in connection therewith exceeds Three Hundred Thousand dollars (USD$300,000), but to the extent that the amount or amounts of damages in respect of Indemnifiable Claims exceeds $300,000, the indemnity provisions hereunder shall apply to all such damages, without regard to the $300,000 level.

           VIII.7. Limitation of Liability. Anything in this Agreement to the contrary notwithstanding, the liability of an Indemnifying Party to indemnify an Indemnified Party against any damages sustained in connection with any Indemnifiable Claim shall be limited to Indemnifiable Claims as to which written notice shall have been given to the Indemnifying Party on or prior to the earlier of the first anniversary date of the Closing Date or public release of audited financials of PLD or PeterStar, as the case may be, covering the fiscal year ended December 31, 1998, whether or not the Indemnified Party has actually settled or incurred any expense with respect to such Damages. Furthermore, anything in this Agreement to the contrary notwithstanding, (a) the liability of C&W pursuant to this
Article VIII for all claims for indemnification or damages arising under this Agreement, taken together with any liability that C&W may have for indemnification or damages arising under the CIBBV Exchange Agreement, shall be limited to the Purchase Price received by C&W and (b) the liability of Buyer pursuant to this Article VIII shall be limited to twenty-five percent (25%) of the Purchase Price.

           VIII.8. Remedies Cumulative. The remedies provided herein shall be cumulative and shall not preclude the assertion by Buyer of any other rights or the seeking of any other remedies against the other party, as the case may be, provided, however, that all claims for Damages under this Agreement shall be governed by the provisions of this Article VIII, and provided further, that the cushion provided in Section 8.6 hereof and the limitation of liability provided in Section 8.7 hereof shall also apply to all other liabilities arising out of the transactions contemplated hereby but grounded in a legal or equitable theory other than a breach of representation, warranty or agreement set forth in this Agreement.

           VIII.9. Assignment of Certain Representations,
Warranties and Indemnification Rights

C&W hereby (a) acknowledges that pursuant to an Asset Exchange Agreement, by and between Buyer and PLD (the "Asset Exchange Agreement"), and subject to the sale, assignment, transfer and delivery of the Holdings Shares from C&W pursuant to this Agreement, Buyer will, substantially simultaneously with the purchase of the Holdings Shares as described in Section 1.1 hereof, sell, assign, transfer and deliver to PLD, and PLD will acquire from Buyer, all of the right, title and interest acquired by Buyer hereunder in and to the Holdings Shares and (b) agrees that its representations, warranties and agreements made in this Agreement with respect to the Holdings Shares, and Buyer's indemnification rights under this Article VIII, may be assigned by Buyer to the benefit of PLD, and that PLD shall have the right to rely upon such representations, warranties and agreements, and to enforce such indemnification rights without any recourse to Buyer, as fully as if it were a party to this Agreement.


                            ARTICLE IX

                     MISCELLANEOUS PROVISIONS



           IX.1. Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement signed by all of the parties hereto.

           IX.2. Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

           IX.3. Notices. All notices and other communications hereunder shall be in writing and shall be deemed effectively given upon personal delivery to the party to be notified, on the next Business Day after delivery to an internationally recognized overnight courier service, upon confirmation of receipt of a facsimile transmission, or five days after deposit with the United States Post Office or the Royal Mail, by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof):

                (a)  If to C&W, to:

                     Cable and Wireless plc
                     124 Theobalds Road
                     London WC1X 8RX
                     United Kingdom

                     Facsimile:  (44) 171 315 5051
                     Attention: Company Secretary
                     (with a copy to:

                     Cleary, Gottlieb, Steen & Hamilton
                     Level 5
                     City Place House
                     55 Basinghall Street
                     London EC2V 5EH
                     United Kingdom
                     Facsimile:  (44) 171 600 1698
                     Attention:  Andrew C. Shutter

                (b) If to Buyer, to:

                     News America Incorporated
                     1211 Avenue of the Americas
                     New York, New York   10036
                     Facsimile:  (212) 768-2029
                     Attention:  General Counsel

                     (with a copy to:

                     Skadden, Arps, Slate, Meagher & Flom LLP
                     919 Third Avenue
                     New York, New York   10022
                     Facsimile: (212) 735-2000
                     Attention:  Alan G. Straus, Esq.)

                (c) In the case of notices given to C&W or Buyer, a copy thereof shall simultaneously be given to PLD at:

                     PLD Telekom Inc.

                     680 Fifth Avenue
                     24th Floor
                     New York, New York  10019
                     Facsimile: (212) 262-8870
                     Attention:  James Hatt


           IX.4. Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective assigns permitted in accordance with this Section 9.4, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto, including by operation of law without the prior written consent of the other party, nor is this Agreement intended to confer upon any other person except the parties hereto any rights or remedies hereunder; provided, however, that (a) Buyer will have the right, at any time prior to the sixth business day following the date hereof, to designate in writing, in accordance with applicable law, one of its directly or indirectly wholly owned subsidiaries, or a limited liability company or other organization all of the membership interests in which are owned, directly or indirectly, by Buyer, to purchase, in whole or in part, the PLD Interest and the Holdings Shares on the terms set out in this Agreement, and Buyer shall remain jointly and severally liable with its designee under this Agreement following such designation; provided, however, that no such designation shall be permitted if as a result thereof any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, other than as specified on Schedule 4.3 hereto, as in effect on the date hereof, would be required, and (b) certain representations, warranties and agreements, and indemnification rights of Buyer be assigned to PLD as set forth in Section 8.9 hereof.

           IX.5. Confidentiality. Each of the Parties hereto will hold, and will use its reasonable, good faith efforts to cause its respective shareholders, partners, members, directors, officers, employees, accountants, counsel, consultants, agents and financial or other advisors (collectively "Agents") to hold, in confidence all information (whether oral or written), including this Agreement and the documents contemplated herein, concerning the transactions contemplated by this Agreement furnished to such Party by or on behalf of any other Party in connection with such transactions, unless legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process, or by order of a court or tribunal of competent jurisdiction), or in order to comply with applicable rules or requirements of any stock exchange, government department or agency or other regulatory authority, or if required by any securities law or regulation or other legal requirement to disclose any such information or documents, and except to the extent that such information or documents can be shown to have been (a) previously known on a nonconfidential basis by such Party, (b) in the public domain through no fault of such Party or (c) acquired by such Party on a nonconfidential basis from sources not known by such Party to be bound by any obligation of confidentiality in relation thereto. Notwithstanding the foregoing provisions of this Section 9.5, each Party may disclose such information to its Agents in connection with the transactions contemplated by this Agreement or any of the other ancillary Agreements so long as such Agents are informed by such Party of the confidential nature of such information and are required by such Party to treat such information confidentially, and to certain governmental agencies in connection with the procurement of the governmental authorizations contemplated by this Agreement. The obligation of each Party to hold any such information in confidence shall be satisfied if such Party exercises the same care with respect to such information as it would take to preserve the confidentiality of its own similar information. If this Agreement is terminated, each Party will, and will use its reasonable, good faith efforts to cause its respective Agents to, destroy or deliver to the other Party, upon request, all documents and other materials, and all copies thereof, obtained by such Party or on its behalf from the other Party hereto in connection with this Agreement that are subject to such confidence.

           IX.6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (regardless of the laws that might otherwise govern under applicable New York principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

           IX.7. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

           IX.8. Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement, (a) the term "person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a governmental entity or any department or agency thereof, (b) the term "subsidiary" when used in reference to any other person shall mean any corporation of which outstanding securities having ordinary voting power to elect a majority of the Board of Directors of such corporation are owned directly or indirectly by such other person, (c) the terms "affiliate" and "parent" shall have the meanings set forth in Rule 12b-2 of the Exchange Act,
(d) the term

"Business Day" shall mean any day other than a Saturday, Sunday or other day on which banks in the State of New York are authorized or required to be closed and (e) PLD shall not be deemed to be a subsidiary of C&W.

           IX.9. Entire Agreement. This Agreement, including the documents, schedules and certificates referred to herein, embody the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such transactions.

           IN WITNESS WHEREOF, C&W and Buyer have caused this agreement to be signed by their respective duly authorized officers as of the date first above written.

                             NEWS AMERICA INCORPORATED



                             By: /s/ John P. Nallen
                                --------------------------------
                                Name:  John P. Nallen
                                Title:



                             CABLE AND WIRELESS PLC



                             By: /s/ R.F. Mortimer
                                --------------------------------
                                Name:  R.F. Mortimer
                                Title: Director, Global Business

Exhibit 6.2 - Certain Conditions to Closing under the Asset
              Exchange Agreement



[Note: Capitalized terms used but not defined in this Schedule
6.2 have the respec tive meanings given in the Asset Exchange
Agreement.]



           a. There shall not have occurred and be continuing any event or events, either individually or in the aggregate, which would have a material and adverse effect on the property, business, operations, prospects or condition (financial or otherwise) of PLD;



           b. PLD shall have performed and complied with in all material respects the covenants and agreements contained in the Asset Exchange Agreement required to be performed and complied with by it at or prior to the Closing Date thereunder, and the representations and warranties of PLD set forth in the Asset Exchange Agreement shall be true and correct in all material respects as of the date of the Asset Exchange Agreement and as of the Closing Date thereunder as though made at and as of the Closing Date, and Venture shall have received a certificate to that effect signed by authorized officers of PLD;



           c. The common stock of PLD shall be quoted on The Nasdaq Stock Market, and no action shall have been taken or shall be pending or threatened in respect of the delisting of the com mon stock of PLD from eligibility for such quotation;



           d. If required by the rules of The National Association of Securi ties Dealers, Inc. in respect of the issuance of the New PLD Shares, the stockholders of PLD shall have duly approved the issuance of such shares under the CIBBV Exchange Agree ment and the C&W Stock Purchase Agreement, which ap proval shall not have been rescinded and shall be in full force and effect;

           e. PLD shall have received the consent of its bondholders pursu ant to the Indentures to operate in Belarus;



           f. Venture shall have received a certificate from an authorized officer of PLD, dated the Closing
                Date, to the effect that to the officer's knowledge, the conditions set forth in the foregoing paragraphs a. and b. have been satisfied; and

           g. Venture shall have received an opinion from _________, counsel to PLD, dated the Closing Date and satisfactory in form and substance to Venture and its counsel, substantially to the effect that:


                     (1) PLD is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to execute and deliver the Asset Exchange Agreement and to consummate the transactions contemplated hereby; and the execution and delivery of the Asset Exchange Agreement and the consumma tion of the transactions contemplated hereby have been duly authorized by requisite corporate action taken on the part of PLD;

                     (2) the Asset Exchange Agreement has been executed and delivered by PLD and is a valid and binding obligation of the PLD enforceable against it in accordance with its terms, except (A) that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights, and (B) that the remedy of specific performance and injunc tive and other forms of equitable relief may be subject to certain equitable defenses and to the discretion of the court before which any proceeding therefore may be brought; and

                     (3) the issuance and sale of New PLD Shares to Venture pursuant to the Asset Exchange Agreement are not required to be registered under the Securities Act.

                         Schedule 3.3

In addition to its equity interest in Peterstar, Holdings and owns 100% issued share capital of Complus Enterprises Holding
S.A.

Holdings has loans or intercompany accounts from its parent or indirect parent companies of approx. $2,100,000.

By virtue of its obligations under certain contracts or documents, which Holdings has entered into, of such nature as further described below, Holdings could be considered to have ongoing liabilities.

      Holdings generally uses powers of attorney for representation at shareholders meetings of Complus Enterprises Holdings Ltd and ZAO Peterstar and where action is required, including signature of documents on its behalf, particularly if in Russia or Luxembourg. Such powers of attorney may include indemnities from Holdings for the attorneys. The attorneys often include Holdings' legal advisers in those countries.

      Holdings has appointed A.S. & K. Services Ltd to provide corporate administrative services. The current fee level is US$4,500 per annum.

      Holdings has entered into certain agreements relating to an issue of new shares by Peterstar, a historic dispute relating thereto and settlement of such dispute and a related dispute with Complus Holdings S.A. (Holdings' former partner in Complus Enterprises Holding S.A.). Although all outstanding payments by Holdings are considered to have been made under these Agreements it is not proposed these Agreements will be terminated prior to closing. The main agreements are the Preliminary Agreement dated 30th May, 1997 between:- ZAO Peterstar, NWE Capital (Cyprus) Ltd., ZAO TelecomInvest, Complus Enterprises Holding S.A. and Holdings, and the Agreement dated 30th May 1997 between Complus Enterprises Holding S.A., Complus Holding S.A.
      and PLD Holdings Ltd.

For the purposes of clause 3.3 Buyer is deemed to have full knowledge of the contents of the Peterstar constitutional documents and protocols.

The Charter of Peterstar contains rights of first refusal in respect of transfers of the shares in Peterstar. These are further confirmed by the Foundation Agreement of Peterstar dated
2nd March 1992 as amended to date.

             Schedule 3.4 - Consents and Approval

The acquisition of shares in Holdings is understood to require the prior consent of the Bermuda Monetary Authority. Bermudan counsel have advised that application for consent should be made on behalf of Holdings and the most recent audited financial statements or annual report for the transferee of the shares in Holdings will be required to be delivered to the Bermuda Monetary Authority in connection with the application for consent.

C&W will need to file an amendment to its Schedule 13D filing with the Securities and Exchange Commission of the United States on signature together with all necessary documents.

  Schedule 3.5 Financial Statements; Undisclosed Liabilities

Although the financial statements referred to in Section 3.5 were approved by the annual general meeting of shareholders of Holdings on 16 April, 1998, the audit report relating to such financial statements is awaiting signature by KPMG Audit plc, which is expected imminently.

      Schedule 3.6 Absence of Certain Changes or Events

Since the date of the financial reports referred to in Section
3.5(a) the following have or may, as at the Closing Date, occurred:

(i)   The transfer by Holdings of all shares held in Complus
      Enterprises Holding, S.A. as referred to in Section 5.6 and

      (a) assignment to the person to which such shares in Complus are transferred (the "Transferee") all right title and interest Holdings has in the Share Sale and Purchase Agreement of 14 December 1994 between Complus Holding S.A. and Holdings, pursuant to which Holdings purchased 688 shares in Complus;

      (b) irrevocably undertake to exercise its power under Clause 4.3 of the Agreement dated 30 May 1997 between Complus, Complus Holding, S.A. and Holdings to direct that any amounts payable by Complus Holding, S.A in respect of any indebtedness or other liabilities of or incurred by Complus shall be paid to the Transferee or such other person as such Transferee may direct; and

      (c) all other steps necessary to ensure the Transferee has the benefit of any rights PLD Holdings has with regard to its current holdings in Complus.

(ii) The termination or repayment of the loans and intercompany accounts between Holdings and its direct or indirect parent companies.

(iii) Changes to the Charter of Peterstar to reflect the participation of Holdings in Peterstar as a foreign investor to be registered at the Russian Federation State Registration Chamber of the Ministry of Economics and the registration with the Russian Federation Federal Commission on Securities Markets of the report on the result of the third issuance of shares and other related formalities.

(iv) The ratification by Holdings of powers of attorney and granting of indemnities to the persons appointed by such powers of attorney and the changes to the directors and officers Holdings at the last Annual General Meeting.

                         Schedule 4.3(a)

                     Consents and Approvals


Filing by New America, or the ultimate parent of News America, and PLD under the Hart-Scott-Rodino Antitrust Improvement Act of
1976, as amended.

         Schedule 5.1 Conduct of Business of Holdings

During the period from the date of the Agreement to the Closing
Date Holdings will or may effect the transactions referred to in
Schedule 3.6.